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                                                                EXHIBIT 11
                          ALEXANDER ENERGY CORPORATION

                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    Six Months Ended June 30, 1995 and 1996

                                       For the Three Months Ended
                                      -----------------------------
                                        March 31,        June 30,
                                      -----------       -----------
Weighted average common and common
  equivalent shares:
  Common stock outstanding from
    beginning of period.............   12,271,563       12,273,993
  Common stock issued...............        1,053            3,127
  Common stock equivalents..........          ---              ---
                                      -----------      -----------
                                       12,272,616       12,277,210
                                      ===========      ===========
Net loss............................  $  (441,302)     $  (212,507)
                                      ===========      ===========

Net loss per common and common
  equivalent share..................  $      (.04)     $      (.02)
                                      ===========      ===========
Weighted average shares (sum of quarters above divided by two)....       12,274,913
                                                                        ===========
Net loss (sum of quarters above)..................................      $  (653,809)
                                                                        ===========
Net loss per common and common equivalent share...................      $      (.05)
                                                                        ===========

1996
Weighted average common and common
  equivalent shares:
  Common stock outstanding from
    beginning of period.............   12,451,605       12,456,985
  Common stock issued...............       19,569            4,993
  Common stock retired..............      (14,868)             ---
  Common stock equivalents..........       48,484           35,490
                                      -----------      -----------
                                       12,504,790       12,497,468
                                      ===========      ===========
Net income..........................  $   199,600     $    209,564
                                      ===========      ===========

Net income per common and common
  equivalent share..................  $       .02      $       .02
                                      ===========      ===========
Weighted average shares (sum of quarters above divided by two)....       12,501,129
                                                                        ===========
Net income (sum of quarters above)................................      $   409,163
                                                                        ===========
Net income per common and common equivalent share.................      $       .03
                                                                        ===========
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